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Exhibit 16

[Letterhead of Arthur Andersen LLP]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 16, 2002

Dear Sir or Madam:

We have read Item 4 included in the Form 8-K, dated May 17, 2002, TTM Technologies, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

With kind regards,

/s/ Arthur Andersen LLP

Copy to:	Ms. Stacey M. Peterson Chief Financial Officer and Secretary TTM Technologies, Inc.

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[Letterhead of Arthur Andersen LLP]